Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-178000

Prospectus Supplement No. 20

(To Prospectus dated April 11, 2012)

BNET MEDIA GROUP, INC.

This Prospectus Supplement No. 20 (this “Supplement”) contains information that supplements and updates our prospectus dated April 11, 2012, and Prospectus Supplements No. 1 (dated May 15, 2012), No. 2 (dated August 13, 2012), No. 3 (dated November 15, 2012), No. 4 (dated April 12, 2013), No. 5 (dated May 1, 2013), No. 6 (dated May 12, 2013), No. 7 (dated June 13, 2013), No. 8 (dated June 25, 2013), No. 9 (dated August 19, 2013), No. 10 (dated August 30, 2013), No. 11 (dated November 182013), No. 12 (dated March 19, 2014),  and No. 13 (dated April 11, 2014), No. 14 (dated May 15, 2014), No. 15 (dated August 12, 2014), No. 16 (dated August 19, 2014) and No. 17 (dated October 22, 2014), No. 18 (dated November 10, 2014), and No. 19 (dated April 1, 2015), and should be read in conjunction with such prospectus and supplements.

This prospectus relates to the resale by our selling stockholders beginning on page 13 of the 1,000,000 shares of our common stock held by sold by selling security holders at a fixed price of $0.10 per share until our shares are quoted on and trading on an stock exchange and thereafter at prevailing market prices or privately negotiated prices.

I. Current Report on Form 8-K

This prospectus supplement incorporates into our prospectus the information contained in our Current Report on Form 8-K for April 8, 2015, that was filed with the Securities and Exchange Commission on April 9, 2015, and is attached as Exhibit A.

II. Other

This Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Supplement. This Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, and page 6 of our December 31, 2014 Form 10-K, and as the same may be updated in any additional Supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is April 9, 2015.

EXHIBIT A

[Periodic Report on Form 8-K]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2015

BNET MEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  333-178000

NEVADA (State or other jurisdiction of incorporation)	30-0523156 (I.R.S. Employer Identification No.)
291 South 200 West, Farmington UT (Address of principal executive offices)	84025 (Zip Code)

Registrant’s telephone number, including area code:

(801) 928-8266

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Bnet Media Group, Inc.

Form 8-K

Current Report

Item 3.02      Unregistered Sales of Equity Securities.

On April 8, 2015, the registrant’s board of directors approved the issuance of 5,800,000 shares of the registration’s securities in satisfaction of $58,000 of debt as follows:

(1)           5,220,000 shares of the registrant’s Series A Non-convertible Preferred Stock at a price of $0.01 per share, for a total of $52,200; and

(2)           5,800,000 shares of the registrant’s common stock at a price of $0.001 per shares for a total of $5,800.

                The securities were issued to the registrant’s Chief Executive Officer, Gerald Sklar in lieu of cash as full payment for $58,000 in funds advanced to pay the registration’s operations expenses. The securities issued by the registrant were issued in reliance on an exemption from registration available under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

                On April 8, 2015, the registrant’s board of directors approved the appointment of Robert Nickolas Jones, the registrant’s Chief Financial Officer, to serve as the registrant’s secretary and treasurer and to fill the vacancy created by the death of David M. Young, a director who was also serving as the secretary of the registrant. Mr. Jones was appointed to serve as the secretary and treasurer until the next annual meeting and until such time as his successor is duly appointed.

 ITEM 9.01                                FINANCIAL STATEMENTS AND EXHIBITS

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2015	Bnet Media Group, Inc.
a Nevada corporation
/s/ Gerald E. Sklar
By: Gerald E. Sklar
Its: President and Chief Executive Officer

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